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                                (ENERGENICS LOGO)

                                            CONTACT:  WALISA M. DAVENPORT
                                                      EXEGENICS, INC.
                                                      (214) 358-2000

                                                      E. BLAIR CLARK (INVESTORS)
                                                      BURNS MCCLELLAN
                                                      (212) 213-0006

          EXEGENICS NAMES NEW DIRECTOR AND ADDS CHIEF BUSINESS OFFICER

     --JOSEPH M. DAVIE M.D., PH.D. JOINS BOARD OF DIRECTORS; DAVID E. RIGGS
       BECOMES CHIEF BUSINESS OFFICER AND CHIEF FINANCIAL OFFICER; COMPANY
                     DISCLOSES MODIFIED BUSINESS STRATEGY--


DALLAS, MARCH 12, 2003 - EXEGENICS Inc. (Nasdaq: EXEG), a clinical products development company, today announced the election of Joseph M. Davie M.D., Ph.D. to its board of directors. Dr. Davie fills the board seat vacated by the previously announced resignation of Dr. Arthur Bollon. The Company also announced the appointment of David E. Riggs as Vice President, Chief Business Officer (a newly created position) and as the Company's Chief Financial Officer and Secretary. Mr. Riggs replaces Joan H. Gillett (formerly Vice President, Controller and Secretary) who will leave the Company as of April 30 to pursue other interests, and Dr. Robert Rousseau (former Vice President of Business Development) who left the Company in January.

Dr. Davie was Senior Vice President of Research for Biogen, Inc., from 1993 to 2000. From 1987 to 1993 he served as Senior Vice President of Science and Technology, President of Research and Development, and Senior Vice President of Pre-clinical Research at G.D. Searle & Co. from 1975 to 1987. Dr. Davie was Professor and Chairman of the Department of Microbiology and Immunology at Washington University School of Medicine. He is on the board of directors of Targeted Genetics Corporation (Nasdaq: TGEN) as well as several privately held pharmaceutical companies. He earned an A.B., M.A. and Ph.D. in bacteriology from Indiana University and an M.D. from Washington University School of Medicine.

"Dr. Davie brings a wealth of knowledge, relationships and expertise that can have direct application to our business strategy," said Dr. Ronald L. Goode, Chairman, Chief Executive Officer and President of EXEGENICS. "We are fortunate and honored to have him join our board of directors."



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"EXEGENICS has an excellent opportunity to capitalize on its core competencies to acquire and develop clinical drug candidates," added Dr. Davie. "I look forward to working with Dr. Goode and the quality team at EXEGENICS."

Mr. Riggs most recently was Founder and President of EMLIN Bioscience. From 2000 to 2001 he was Senior Vice President and Chief Financial Officer of Celera Genomics Group (previously Axys Pharmaceuticals, Inc. - Nasdaq: AXPH). From 1992 to 2000 he was with Unimed Pharmaceuticals, Inc. (previously Nasdaq: UMED) were he was Senior Vice President of Business Operations and prior to that Chief Financial Officer and Secretary. Mr. Riggs also served as Chief Financial Officer of NeoPharm, Inc. (Nasdaq: NEOL) and VideoCart, Inc. (formerly Nasdaq:VCRT). He has held financial management positions at Fujisawa Healthcare, Inc. and GATX Corporation. He is a certified public accountant having earned a B.S. from the University of Illinois and an M.B.A. from DePaul University.

"We are pleased to have Mr. Riggs join our company. He brings a long history as a chief financial officer of public companies, but more importantly, David will make immediate and significant contributions to our business strategy, as a result of his experience in the biopharmaceutical industry and in business development," said Dr. Goode. "We sincerely appreciate the service of Ms. Gillett as the Vice President and Controller. She has provided critical upgrades to the Company's accounting and control systems during a time of transition. We wish her the best in her new pursuits," added Dr. Goode.

The Company also announced that its board of directors has approved a 2003 business plan that increases the Company's focus on the acquisition and development of clinical drug candidates and eliminates most internal discovery research. The plan also calls for significant reductions in headcount, cost structure and use of cash.

"We believe there is near term opportunity to match our clinical development abilities with relatively low cost early stage candidates," said Dr. Goode. "We have made an exhaustive but unsuccessful effort to find parties interested in paying for the use of our proprietary technologies. Therefore, we will devote almost all of our efforts to the strategic acquisition and development of drug product candidates. We will also continue to streamline operations and eliminate non-essential programs and personnel to minimize our use of cash. Our goal is to create a virtual cost structure in which a significant portion of costs and overhead are variable, thereby giving us significant flexibility in deploying the Company's cash to maximize opportunities," explained Dr. Goode.

In connection with the revised strategy, the Company disclosed that it has taken measures to significantly reduce expenditures. Since March of 2002, the Company has reduced its workforce by approximately 60 percent; terminated all research agreements and all but one license agreement with academic institutions; discontinued expenditures to maintain nonproductive patents; terminated most discovery-oriented consultancy and advisory agreements; and reduced compensation to the board of directors by approximately one third.




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While maintaining minimal support of certain programs with long-term potential, the Company expects to reduce its annual costs by approximately 70% as a result of these changes. In connection with these initiatives, the Company recorded a $800,000 restructure charge in the last quarter of 2002. As of December 31, 2002, the Company had cash, cash equivalents and investments of more than $16 million.



ABOUT EXEGENICS INC.

EXEGENICS is a drug development company focused on the advancement of early stage clinical drug candidates towards FDA approval. The Company strategically selects candidates for clinical trial advancement, choosing from internally developed technologies or technologies acquired or licensed from external sources. For more information, please visit http://www.eXegenicsinc.com.


Safe Harbor

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. In addition, we may not be successful in our efforts to outlicense certain of our non-core technologies or to acquire clinical candidates from outside sources. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and to retain partners for our technologies, the identification of lead compounds, the successful pre-clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, any pharmaceutical collaborator's ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in our filings with the Securities and Exchange Commission.


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